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                                                                   EXHIBIT 10.53

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                                                                 EXECUTION COPY
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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                          CHANCELLOR MEDIA CORPORATION
                                       AND
                                JEFFREY A. MARCUS

                  This Amended and Restated Employment Agreement (this "Agreement") is made and entered into this 1st day of October, 1998 (the "Execution Date"), to be effective as of June 1, 1998 (the "Effective Date"), between Chancellor Media Corporation, a Delaware corporation (the "Company"), and Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Los Angeles") and Jeffrey A. Marcus (the "Executive"), residing at 6801 Turtle Creek Blvd., Dallas, Texas 75205.

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Executive entered into an Employment Agreement between the Company and the Executive on April 29, 1998 (the "Original Execution Date"), to be effective as of June 1, 1998 (the "Original Employment Agreement"); and

                  WHEREAS, the Company and the Executive desire to modify and clarify certain provisions of such Original Employment Agreement by amending and restating the Original Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS

                  The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

                  "Annual Bonus" shall mean the annual incentive bonus payable to the Executive described in Section 4.

                  "Average Bonus" shall mean the greater of (a) (i) the total of the Annual Bonuses paid hereunder with respect to the Employment Term, divided by (ii) the length of such portion of the Employment Term in years (including fractions) as falls on or prior to the last December 31 thereof and (b) Two Million Dollars ($2,000,000).

                  "Base Salary" shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

                  "Board" shall mean the Board of Directors of the Company.

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                  "Capstar" shall mean Capstar Broadcasting Corporation, a
Delaware corporation.

                  "Capstar Merger" shall mean the proposed merger of the Company with and into a subsidiary of Capstar, subsequent to which Capstar will change its name to Chancellor Media Corporation.

                  "Cause" shall mean the Executive's (a) habitual neglect of his material duties or failure to perform his material obligations under this Agreement, (b) refusal or failure to follow lawful directives of the Board, (c) commission of an act of fraud, theft or embezzlement, or (d) conviction of a felony or other crime involving moral turpitude; provided, however, that the Company shall give the Executive written notice of any actions alleged to constitute Cause under subsections (a) and (b) above, and the Executive shall have a reasonable opportunity (as specified by the Compensation Committee) to cure any such alleged Cause.

                  "Change in Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) directly and indirectly hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the direct and indirect voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) the majority of the Board is composed of members who (i) have served less than twelve (12) months and (ii) were not approved by a majority of the Board at the time of their election or appointment.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall mean $0.01 par value common stock of the Company.

                  "Compensation Committee" shall mean the Compensation Committee of the Board.

                  "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84=100) for all cities as reported by the United States Bureau of Labor Statistics.

                  "Contract Year" shall mean each twelve (12) consecutive month period during the Employment Term, which begins on the Effective Date and each annual anniversary thereof.


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                  "Employment Inducements" shall mean any compensation,
including, without limitation, signing bonuses and stock options, that are paid or granted to other senior officers of the Company in connection with such officers' initial hiring by the Company, or in connection with the extension of the term of such senior officers' employment agreements with the Company.

                  "Employment Term" shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

                  "Excise Tax" shall mean the taxes imposed by Code Section
4999.

                  "Expiration Date" shall have the meaning ascribed to such term in Section 2.

                  "Good Reason" shall mean (a) the Company's material breach of any provision hereof, (b) any adverse change in the Executive's job responsibilities, duties, functions, status, offices, title, perquisites or support staff, (c) relocation of the Executive's regular work address without his consent, (d) the Executive's failure, at any time, to be permitted to serve as a member of the Board or (e) a Change in Control, provided, however, that the Executive shall give the Company written notice of any actions (other than those set out in subsections (c) (only as it relates to a location outside of the Dallas/Fort Worth area), (d) or (e) above) alleged to constitute Good Reason and the Company shall have a reasonable opportunity to cure any such alleged Good Reason.

                  "MCC" shall have the meaning ascribed to such term in Section 3(c)(ii).

                  "New Chancellor" shall mean, from and after the consummation of the Capstar Merger, Chancellor Media Corporation, a Delaware corporation, as successor by name change to Capstar.

                  "Option Agreement" shall mean the agreement between the Executive and the Company pursuant to which any Option is granted to the Executive.

                  "Option Plan" shall mean the 1998 Chancellor Media Corporation Stock Option Plan, as amended from time to time, and any successor thereto.

                  "Options" shall mean the non-qualified stock options to be granted to the Executive hereunder.

                  "Permanent Disability" shall mean the Executive's inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than ninety (90) working days (excluding vacation) in any twelve (12) consecutive month period as determined by the Board. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Board.


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                  "Related Parties" shall mean with respect to any person (a)
the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

                  "Termination of Employment" shall mean the first to occur of the following events:

                           (a) the date of death of the Executive;

                           (b) the effective date specified in the Company's
                  written notice to the Executive of the termination of his employment as a result of his Permanent Disability, which effective date shall not be earlier than the ninety-first
                  (91st) working day (excluding vacation) following the commencement of the Executive's inability to perform his duties hereunder;

                           (c) the effective date specified in the Company's
                  written notice to the Executive of the Company's termination of his employment without Cause;

                           (d) the effective date specified in the Company's
                  written notice to the Executive of the Company's termination of his employment for Cause;

                           (e) the effective date specified in the Executive's
                  written notice to the Company of the Executive's termination of his employment for Good Reason;

                           (f) the effective date specified in the Executive's
                  written notice to the Company of the Executive's termination of his employment without Good Reason; and

                           (g) the date the Executive's employment terminates
                  pursuant to Section 2.

                  "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause.

2.       EMPLOYMENT

                  The Executive's Employment Term shall become effective and begin as of the Effective Date hereof, and shall continue until the close of business on the fifth (5th) anniversary of the Effective Date (the "Expiration Date"), unless the Executive's employment is earlier terminated pursuant to a Termination of Employment. The Executive will serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.


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3.       TITLE AND DUTIES

                  (a) The Executive's job title shall be President and Chief Executive Officer of the Company. During the Employment Term the Executive shall have such authority and duties as are usual and customary for such position, and shall perform such other services and duties as the Board may from time to time designate consistent with such position, including, without limitation, general charge of the Company's business and the strategic direction of the Company's business, subject to the direction and control of the Board. Throughout the Employment Term, the Company shall also nominate the Executive to serve as a member of the Board and upon such nomination Executive shall agree to so serve.

                  (b) The Executive shall report solely to the Board. All senior officers of the Company shall report directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of other senior officers of the Company, and shall from time to time advise the Board of his recommendations for any adjustments to the salaries of and bonus payments to such officers. The Executive shall be responsible for and, subject to discussion with and ratification by the Board, have the authority to enter into, employment contracts on behalf of the Company with other executives of the Company.

                  (c) The Executive shall devote his best efforts and such business time to the business affairs of the Company as may be reasonably necessary for the discharge of his duties as President and Chief Executive Officer. The Executive may not engage in any other venture which is directly or indirectly in conflict or competition with the then existing business of the Company, nor may the Executive accept employment with any other individual or other entity; provided, however, the Executive may devote reasonable time and attention to:

                                    (i) serving as a director  of, or member of
         a committee of the directors of, any not-for-profit organization, or engaging in other charitable or community activities;

                                    (ii) serving as (A) Chairman, President and
         Chief Executive Officer of Marcus Cable Company, L.L.C., and any of its affiliated companies ("MCC") and (B) an officer, director and stockholder of Marcus Cable Properties, Inc., the ultimate general partner of MCC; provided, however, the Executive shall no longer serve as President and Chief Executive Officer of MCC following the earlier to occur of (i) six (6) months after the Original Execution Date (subject to an additional six (6) month extension at the reasonable discretion of the Chairman of the Board), or (ii) a replacement President and Chief Executive Officer of MCC is appointed; and

                                    (iii) serving as a member of the board of
         directors (or other governing body) of MCC (or any successor entity) and other corporations and organizations, so long as such activities do not interfere unreasonably with the Executive's duties hereunder.


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4.       COMPENSATION AND BENEFITS

                  (a) Base Compensation. Subject to Section 4(c) hereof, during the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, Base Salary at the annual rate of One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) for the first (1st) Contract Year; and subject to increase for each subsequent Contract Year an amount equal to the product of

                                    (i) the Base Salary for the immediately
         preceding Contract Year; and

                                    (ii) the ratio of the Consumer Price Index
         for the last complete calendar month in such preceding Contract Year to the Consumer Price Index for the same month in the year preceding such preceding Contract Year

; provided, however, that in no event shall the Base Salary in any subsequent Contract Year be less than the Base Salary in the immediately preceding Contract Year.

                  (b) Annual Incentive Bonus. Subject to Section 4(c) hereof, the Executive shall be entitled to an Annual Bonus for each calendar year of which he is employed hereunder on the last day thereof and also for the calendar year, if any, in which this contract expires pursuant to Section 2. Such Annual Bonus for any such calendar year shall be as determined by the Compensation Committee in its reasonable discretion; provided, however, the Annual Bonus shall in no event be less than Two Million Dollars ($2,000,000) nor greater than Four Million Dollars ($4,000,000); provided, further, the Annual Bonus for any partial calendar year shall be adjusted pro rata for the portion of the calendar year contained within the Employment Term. The Executive's Annual Bonus earned with respect to each calendar year shall be paid at the same time as annual incentive bonuses with respect to that calendar year are paid to other senior executives of the Company generally, but in no event later than March 31 of the following calendar year.

                  (c) Agreed Salary Adjustment. Notwithstanding the provisions of Sections 4(a) and 4(b) hereinabove, in the event any other employee of the Company shall be paid total gross cash compensation (exclusive of Employment Inducements) in any calendar year after the Original Execution Date that is greater than eighty percent (80%) of the total gross cash compensation in such calendar year paid to the Executive pursuant to Sections 4(a) and 4(b) hereinabove (the "Agreed Ratio"), the amounts paid to the Executive pursuant to Sections 4(a) and 4(b) hereinabove, shall be increased so that such employee's total gross cash compensation does not exceed the Agreed Ratio.

                  (d) Stock Options.

                                    (i) On the Original  Execution  Date hereof
         the Executive shall be granted Options to purchase One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock.


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                                    (ii) All Options described in paragraph (i)
         above shall be granted subject to the following terms and conditions:
         (A) the Options shall be granted under and subject to the Option Plan;
         (B) the exercise price of the Options shall be $42.125 per share (the price per share at the close of trading on April 28, 1998); (C) one-half of the Options under paragraph (i) shall be vested on the date of grant, and one-half of the Options under paragraph (i) shall be vested on the eighteenth (18th) month anniversary of the date of the grant if and to the extent that a Termination of Employment has not occurred, provided that in the event of a Termination of Employment by the Executive for Good Reason or a Termination of Employment by the Company other than for Cause, all such Options shall vest and become exercisable on the date of such Termination of Employment; (D) each Option shall be exercisable for the ten (10) year period following the date of the grant; and (E) each Option shall be evidenced by, and subject to, an Option Agreement.

                                    (iii) Subject to paragraph (vi) hereinbelow,
         on the Effective Date and each of the first four anniversaries thereof on which the Executive remains employed hereunder, the Executive shall be granted Options to purchase Two Hundred Thousand (200,000) shares of Common Stock. In the event the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason prior to the Expiration Date, the Executive shall be granted, as of the date of such Termination of Employment, a number of Options equal to One Million (1,000,000) minus the number of Options previously granted pursuant to the immediately preceding sentence. If the Employment Term continues beyond the Expiration Date, the Compensation Committee shall have the discretion to grant additional Options to the Executive with respect to such continued employment.

                                    (iv) All Options described in paragraph
         (iii) above shall be granted subject to the following terms and conditions: (A) the Options shall be granted under and subject to the Option Plan; (B) the exercise price of the Options issued on the Effective Date shall be $41.50 (the price per share at the close of trading on June 1, 1998) and all other options described in paragraph
         (iii) shall have an exercise price equal to the last reported sale price of the Common Stock on the Nasdaq National Market System (or other principal trading market for the Common Stock) at the close of the trading day immediately preceding the date as of which the grant is made; provided, however, that with respect to any Options the grant of which is accelerated because the Executive's employment is terminated either by the Company or the Executive as a result of a Change in Control, the exercise price of such Options shall be the lower of (x) the exercise price equal to the average last reported sale price in the Nasdaq National Market System (or other principal trading market for the Common Stock) for the 30 trading days prior to the ten trading days ending at the close of the trading day immediately preceding the date any announcement of such Change in Control is made and (y) an exercise price equal to the last reported sale price of the Common Stock on the Nasdaq National Market System (or other principal trading market for the Common Stock) at the close of the trading day immediately preceding the


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         date as of which the grant is made; (C) each Option shall be vested on the date of grant; (D) each Option shall be exercisable for the ten
         (10) year period following the date of the grant; and (E) each Option shall be evidenced by, and subject to, an Option Agreement.

                                    (v) The Option Agreements shall specify that
         such Options shall remain exercisable for the periods described in paragraphs (ii) and (iv) above notwithstanding any Termination of Employment.

                                    (vi) Notwithstanding the provisions of
         paragraph (iii) hereinabove, in the event any other employee of the Company shall be granted Options (exclusive of Employment Inducements) in any calendar year that are greater than eighty percent (80%) of the total Options in such calendar year granted to the Executive (the "Agreed Option Ratio"), the Options granted to the Executive pursuant to paragraph (iii) hereinabove, shall be increased so that the grant of such Options (exclusive of Employment Inducements) to such other employee does not exceed the Agreed Option Ratio.

                  (e) Vacation. During each complete twelve (12) month period of the Employment Term, the Executive shall be entitled to no fewer than four (4) weeks of paid vacation (unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks of paid vacation under the Company's generally applicable vacation policy, as determined by the Compensation Committee).

                  (f) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans (in the case of any group health, hospitalization and disability plans and other employee welfare benefit plans currently provided to the Executive by MCC, after the Executive no longer participates in such plan or plans) in which other senior executives of the Company may participate, on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

                  (g) Company Payment of Health Benefit Coverage. During the Employment Term, the Company shall pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

                  (h) Life Insurance Policy. In addition to the insurance coverage contemplated by Section 4(f), during the Employment Term, the Company shall maintain in effect term life insurance coverage for the Executive with a death benefit of at least Five Hundred Thousand Dollars ($500,000), subject to the Executive's insurability at standard rates and with the beneficiary or beneficiaries thereof designated by the Executive. Notwithstanding Section 9 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary designated by the Executive.


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                  (i) Automobile and Parking Allowance. During the Employment
Term, the Company shall (A) (i) either provide the Executive with, or pay or reimburse the Executive for his purchase or lease of a luxury automobile selected by the Executive with a retail sales price of not more than One Hundred Thousand Dollars ($100,000), which automobile may be traded, in Executive's discretion, every two (2) years during the Employment Term, and (ii) pay all insurance and all other expenses related to the business operation of such automobile, and (B) provide the Executive with a parking space at the Executive's offices maintained in Dallas County, Texas.

                  (j) Use of Company Aircraft. During the Employment Term, the Company shall provide the Executive with (i) priority use of aircraft operated by or for the Company which shall be equal to or better than the quality of a Gulfstream IVSP airplane (the "Company Aircraft"), for all business uses, and
(ii) subject at all times to the Company's priority for business purposes, unlimited priority use of the Company Aircraft for personal use at the then most favorable applicable hourly charge being charged to other users of the Company Aircraft. During each calendar year during which the Executive is employed by the Company the first $100,000 of personal use aircraft charges will not be paid by the Executive but will be included as income to Executive on Executive's annual W-2 Wage Tax Statement from the Company. The foregoing $100,000 amount shall be pro-rated for any calendar year during which the Executive is employed only for a portion of such calendar year.

                  (k) Office Facilities. As soon as practicable after the Effective Date, and at all times during the Employment Term, the Company shall (to the extent practicable) provide the Executive with office space in the same building as the offices of Hicks, Muse, Tate & Furst Incorporated, or, if such office space is not available, in a comparable location of the Executive's choosing. Such office space shall be of a layout and include furnishings that are similar to offices utilized by presidents and chief executive officers of comparable companies in the area, and shall include private bathroom facilities. Notwithstanding anything to the contrary in this Agreement, upon termination of Executive's employment hereunder, Executive shall have the option to purchase any or all of his office furnishings at their cost, net of any depreciation through Executive's termination date.

                  (l) Execution Bonus. Within fifteen (15) days after the execution and delivery of the Original Employment Agreement, the Company shall pay to the Executive a one-time execution bonus in the gross amount of One Million Dollars ($1,000,000).

                  (m) Other Benefits. During the Employment Term, the Company shall provide the Executive with, or pay or reimburse the Executive for:


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                                    (i) the cost incurred for  membership of the
         Executive in a metropolitan lunch club of the Executive's choosing, and for membership of the Executive and his spouse and dependent family members in the athletic club of the Executive's choosing and in the country club of the Executive's choosing.

                                    (ii) the actual cost for year-round personal
         security services that are, in the Executive's reasonable judgment, necessary or desirable to ensure the safety and security of the Executive and the Executive's family.

                                    (iii) the actual cost of annual preparation
         of the Executive's federal income tax returns.

                                    (iv) the actual cost of two (2) secretaries
         or assistants at an aggregate annual gross salary for both such persons of approximately One Hundred Twenty Seven Thousand Dollars ($127,000) and one (1) personal accountant at a gross salary of approximately Sixty-One Thousand Dollars ($61,000), subject in all cases to annual salary increases consistent with those available to the other members of the Company's support staff.

                  (n) Most Favored Benefits. If the Company shall provide employment related benefits (including, without limitation, benefits of the type referred to by clauses (a) through (k) and clause (m) of this Section 4) in an aggregate amount greater than or on more favorable terms and conditions (on an aggregate basis) as are granted to any other senior executive of the Company, the Executive shall be provided such benefits in substantially comparable amount and/or under the substantially comparable terms and conditions, as applicable, on an aggregate basis.

5.       REIMBURSEMENT OF EXPENSES

                  In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company. The Company shall also reimburse the Executive for all reasonable attorneys' fees incurred in connection with the negotiation and execution of this Agreement.

6.       TERMINATION BENEFITS

                  (a) Upon the termination of the Executive's employment with the Company for any reason, the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative), any Annual Bonus earned but not yet paid with respect to the preceding calendar year, all benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and, not later than ninety
(90) days after such termination, in a lump sum, all Base Salary earned through the date of such termination. The Executive shall be entitled to the payments and benefits described below only as each is applicable to such termination of employment.
                  (b) In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason (but not


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by reason of expiration or non-renewal of this Agreement), and subject to the last sentence of this subsection (b), the Company shall make a one-time cash payment to the Executive in a gross amount such that the net payments retained by the Executive after payment of any applicable Excise Tax with respect to such payment, and the payment of any income taxes on the amount over Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) that is so grossed-up and paid to the Executive on account of any applicable Excise Tax, shall equal Six Million Two Hundred Fifty Thousand Dollars ($6,250,000). Such payment shall be made at the time of any such termination without Cause or within thirty (30) days of any such resignation for Good Reason. Such payment shall be in full satisfaction of all obligations of the Company to the Executive hereunder (other than those obligations set forth in Sections 4(d) and 6(a)) and shall be conditioned on the Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                  (c) Notwithstanding the provisions of Section 6(b) hereinabove, in the event the Company shall at any time after the Original Execution Date agree to pay cash termination benefits to any other employee of the Company that are greater than eighty percent (80%) of the cash termination benefits agreed to be paid to the Executive pursuant to Section 6(b) hereinabove (the "Agreed Termination Ratio"), the amounts agreed to be paid to the Executive pursuant to Section 6(b) hereinabove, shall be increased so that such employee's cash termination benefits do not exceed the Agreed Termination Ratio.

                           (d) (i) In the event that the Executive elects to terminate his employment hereunder other than for Good Reason, the Company, in consideration for the Executive's agreement in Section 7(b), shall continue to pay him his Base Salary as set forth in Section 4(a) through the fifth (5th) anniversary of the Effective Date.

                                    (ii) In addition, in such event, the Company
                  may, by written notice to the Executive given no later than fifteen (15) days following his termination of employment, elect to require the Executive to observe the provisions of
                  Section 7(c) hereof. In such event, the Company shall, on the last day of each calendar year through December 31, 2003 make a payment to him equal to his Average Bonus, and on the last day of the calendar year which includes the Expiration Date make a payment to him equal to the product of his Average Bonus and the fraction of such calendar year which precedes the Expiration Date.

                  (e) In the event that the Executive's employment is terminated by reason of expiration or non-renewal of this Agreement the Company shall make a (1) one-time cash payment to the Executive equal to two (2) times the amount of his annual Base Salary payable for the Contract Year ending on (or in which falls) the date of Termination of Employment. Such payment shall be made at the time of such Termination of Employment. Such payment shall be in full satisfaction of all obligations of the Company to the Executive hereunder (other than those obligations set forth in


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Sections 4(d) and 6(a)) and shall be conditioned on the Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                  (f) In the event of any Termination of Employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

7.       PROTECTED INFORMATION; PROHIBITED SOLICITATION

                  (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas and formatting and programming concepts and plans, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not to disclose such information unless required to do so by subpoena or other legal process. No information otherwise in the public domain (other than by an act of the Executive in violation hereof) shall be considered confidential.

                  The Executive further agrees that all memoranda, notices, files, records and other documents concerning the business of the Company, made or compiled by the Executive during the period of his employment or made available to him, shall be the Company's property and shall be delivered to the Company upon its request therefor and in any event upon the termination of the Executive's employment with the Company, provided, however, that the Executive shall be permitted to retain copies of personal correspondence generated or received by him during the Employment Term, subject to the use restrictions of this Section 7(a).

                  (b) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that after any Termination of Employment, and through the Expiration Date the Executive will not directly or indirectly induce any employee of any of the Protected Companies (as defined below) to terminate such employment or to become employed by any other radio broadcasting station.

                  (c) Should the Company make the election set forth in Section 6(d)(ii), the Executive further agrees that, from and after the Termination of Employment and through the Expiration Date, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, (i) any radio or television broadcasting station serving the same "Area of Dominant Influence" (as reported by Arbitron) as any of the radio or television broadcasting stations owned by the Company or its subsidiaries or affiliates, or the subsidiaries or affiliates of the Company's direct or indirect stockholders (collectively the "Protected Companies"), or
(ii) any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the business activities in which the Protected Companies have significant involvement (collectively, the "Competing Business Areas"), in each case at the effective time of such Termination of Employment (other than beneficial ownership of up to five percent (5%) of the outstanding voting stock of a publicly traded company that owns such a competitor); provided, however, the foregoing shall not prohibit the Executive from being employed by or performing activities on behalf of, or having an ownership interest in, any entity that principally is in the business of owning or operating cable television systems or otherwise providing multi-channel video service, two-way return interactive high speed data service, or telephony service.

                  (d) The restrictions in this Section 7, to the extent applicable, shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                  (e) The parties hereby acknowledge that the restrictions in this Section 7 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Protected Companies from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this
Section 7 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 7 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. The Executive acknowledges that the Protected Companies operate in major and medium sized markets throughout the United States and that the effect of Section 7(c) may be to prevent him from working in the Competing Business Areas after his termination of employment hereunder.

8.       INJUNCTIVE RELIEF

                  The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.
The provisions of this Section 8 shall survive the Employment Term.

9.       PARTIES BENEFITED; ASSIGNMENTS

                  This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and Los Angeles and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution. From and after consummation of the Capstar Merger, all rights and obligations of the Company under this Agreement shall be assigned to and assumed by the New Chancellor. The consummation of the Capstar Merger shall not constitute a Change in Control.

10.      NOTICES

                  Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 10. Notices shall be deemed given when received.

11.      GOVERNING LAW

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.

12.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                  The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers ("Directors and Officers Insurance") against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employment Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the Executive by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

13.      REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

                  The Executive represents and warrants to the Company that (a) the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder, and (b) the Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14.      DISPUTES

                  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the city of the Company's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay the costs and expenses of such arbitration and the fees of the Executive's counsel and experts unless the finder of fact determines that the Company is the prevailing party in such arbitration.

15.      FACILITY OF PAYMENT

                  All cash payments to be made by the Company to or on behalf of the Executive hereunder shall be an obligation of and made by Los Angeles.

16.      MISCELLANEOUS

                  The provisions of this Agreement shall survive the termination of the Executive's employment with the Company. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

                  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                                    CHANCELLOR MEDIA CORPORATION
                                    CHANCELLOR MEDIA CORPORATION OF
                                    LOS ANGELES



                                    By: /s/ THOMAS O. HICKS
                                       -----------------------------------------
                                            Thomas O. Hicks
                                            Chairman of the Board




                                        /s/ JEFFREY A. MARCUS
                                    --------------------------------------------
                                            Jeffrey A. Marcus